Exhibit 5.1

Office: +852 2801 6066

Mobile: +852 6621 8994

rthorp@traversthorpalberga.com

To: Daqo New Energy Corp.

23 December 2014

Dear Sirs

Daqo New Energy Corp.

We have acted as Cayman Islands legal advisers to Daqo New Energy Corp. (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended, (the "Registration Statement"), related to the shelf registration of ordinary shares of par value US$0.0001 ("Ordinary Shares"), including Ordinary Shares represented by American Depositary Shares ("ADSs"), preferred shares ("Preferred Shares", together with Ordinary Shares, "Equity Securities", which term includes any Ordinary Shares or Preferred Shares to be issued pursuant to the conversion, exchange or exercise of any other Securities) and warrants ("Warrants") of the Company (collectively, the "Securities").

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion we have reviewed originals, copies or final drafts of the following documents, and such other documents as we have deemed necessary:

1.1	the Certificate of Incorporation dated 22 November 2007 and the Certificate of Incorporation on Change of Name dated 21 August 2009;

1.2	a Certificate of Good Standing issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing");

1.3	the Third Amended and Restated Memorandum and Articles of Association of the Company as adopted by a resolution passed on 7 January 2010 and effective on 12 October 2010 (the "M&A");

1.4	the written resolutions of the board of Directors dated 22 December 2014 (the "Resolutions");

1.5	a certificate from a Director of the Company addressed to this firm, a copy of which is attached hereto (the "Director's Certificate");

1.6	the register of members of the Company (the "Register of Members"); and

1.7	the Registration Statement.

2	Assumptions

The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate, as to matters of fact, without further verification and have assumed that copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

We have also assumed in giving the following opinions that (a) the Resolutions remain in full force and effect; (b) the Company will have sufficient authorised capital to effect the issue of any of the Equity Securities at the time of issuance, wither as a principal issue or on the conversion, exchange or exercise of any Securities; or (c) all necessary corporate action will be taken to authorise and approve any issuance of Securities (including, if Preferred Shares are to be issued, all necessary corporate action to establish one or more series of Preferred Shares and fix the designation, powers, preferences, rights, qualifications, limitations and restrictions thereof), the terms of the offering thereof and related matters, and the applicable definitive purchase, underwriting or similar agreement.

3	Opinions

Based upon, and subject to, the foregoing assumptions, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands;

3.2

when the board of Directors has taken all necessary corporate action to authorize the issuance of the Equity Securities, and when issued by the Company against payment in full of the consideration therefor, in accordance with the terms set out in the Registration Statement and the M&A and when duly registered in the Company’s Register of Members (shareholders), the Equity Securities will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Equity Securities); and

3.3

when the board of Directors has taken all necessary corporate action to authorize the issuance of the Warrants, and upon the due issuance, execution and delivery of the Warrants by the Company in accordance with the terms set out in the Registration Statement and upon payment of the consideration therefor, such Warrants will constitute legal, valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA